EXHIBIT 99

OSG                                                                                                                      News Release
Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP
REPORTS RECORD FIRST HALF RESULTS

New York, August 7, 2003 --- Overseas Shipholding Group, Inc. reported $86 million of net income for the first six months of 2003, the highest earnings during the first six months of any year in the Company's history.

Net income for the quarter ended June 30, 2003 was $41,840,000, or $1.21 per share, compared with net income of $3,670,000, or $0.11 per share, in the second quarter of 2002. Results for the second quarter of 2003 include a $2,178,000, or $0.06 per share, after tax gain from securities transactions versus a $4,269,000, or $0.12 per share, after tax gain from securities transactions in the prior year. Time charter equivalent revenues for the quarter were $120,297,000, almost double the $63,321,000 recorded in the same period last year, while operating income for the current quarter increased to $70,756,000 from $9,476,000 in the second quarter of 2002.

Net income for the first six months of 2003 was $86,075,000, or $2.50 per share, compared with $4,414,000, or $0.13 per share, for the corresponding period of 2002. Results for the first six months of 2003 include a $3,574,000, or $0.10 per share, after tax gain from securities transactions. Results for the first six months of 2002 include a $4,008,000, or $0.12 per share, after tax gain from securities transactions. Time charter equivalent revenues were $241,427,000 in the first half of 2003 compared with $127,200,000 in the corresponding period of 2002, while operating income increased to $144,838,000 from $20,956,000 in the first half of 2002.

The following table presents comparative per share amounts (after tax), adjusted for the effects of securities transactions and vessel sales:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net Income before impact of Securities Transactions and Vessel Sales	$ 1.15	$(0.02)	$ 2.42	$ -
Gain/(Loss) on Vessel Sales	-	0.01	(0.02)	0.01
Net Gain on Securities Transactions	0.06	0.12	0.10	0.12
Net Income	$ 1.21	$ 0.11	$ 2.50	$ 0.13

"It is particularly gratifying that OSG has achieved the highest first half results in the Company's history," said Morton P. Hyman, Chairman and Chief Executive Officer of OSG. "Successful implementation of our fleet renewal program and the operating efficiencies and cost reductions realized over the past few years, together with the enhanced vessel utilization achieved through the Tankers International and Aframax International pools have positioned the Company to take full advantage of the strong tanker markets that prevailed during the first half of the year. While we are currently experiencing an expected seasonal reduction in rates, the overall tone of the market remains positive."

Highlights

  In April OSG acquired full ownership of two VLCCs, Meridian Lion and Equatorial Lion, from its 50% joint venture partner, a major oil company. The Equatorial Lion remains on long term time charter to the oil company.

  In June OSG completed the $60.5 million sale and eight year time charter back of the Meridian Lion under favorable terms; the vessel is now operating in the Tankers International ("TI") pool.

  During the quarter OSG completed the sale of the second of two 1986 Panamax Product Tankers, generating aggregate proceeds of $20 million.

  During the quarter the Company agreed to restructure two of its joint ventures with Euronav Luxembourg SA ("Euronav") and Frontline Ltd. ("Frontline") that own five VLCCs. As a result, OSG will own 49.9% of four vessels in partnership with Frontline, a net increase for OSG of one-third of a vessel. Frontline will commercially operate two of these vessels and OSG will operate the other two through the TI pool.

  At quarter end, 11 of OSG's vessels were operating under time charters. These vessels will provide OSG with a core level of TCE revenues of $85 million in 2003 and $64 million in 2004.

  In June OSG announced a 16.7% increase in its annual dividend to $0.70 per share. OSG has paid regular quarterly dividends since 1974.

EU Accelerates Phase Out of Single Hull Tankers

In June, the EU Parliament gave final approval to new regulations that will immediately ban single hull tankers from carrying fuel oil or heavy crude to European ports. The rules, which go into full effect on September 1, 2003, will also phase in a ban on older, single hull tankers (generally those built before 1982) from calling on EU ports by 2005 and will ban all single hull tankers from the EU by 2010 (with an extra 5 years permitted for double bottom or double sided tankers). The rules also impose a Condition Assessment Scheme for all single hull tankers older than 15 years. Under the regulations, approximately 11% of the existing world tanker fleet will be immediately barred from trading in EU waters. The inability of such vessels to trade to the EU, coupled with an increasing reluctance on the part of major charterers to employ these vessels in other markets, are likely to significantly reduce their trading opportunities. As an owner of modern double hull VLCCs and Aframaxes, OSG is well positioned to operate under the stricter EU rules.

In July 2003, the International Maritime Organization reached a consensus to adopt the 2005 accelerated phase out schedule for the oldest single hull tankers and will consider application of the other EU restrictions on single hull tankers later this year.

VLCC Sector

During the second quarter of 2003 rates for modern VLCCs trading out of the Arabian Gulf averaged approximately $39,800 per day, lower than the previous quarter's rate of $68,000 per day, but substantially higher than the $10,800 per day achieved in the comparable quarter of 2002. Global oil demand for the second quarter of 76.2 mbd represented a decrease of 3.2% from the previous quarter. The decline in VLCC spot rates that began in April was attributable in part to the rapid conclusion of the war in Iraq which eased incremental demand that had been driven by concerns over the security of oil supplies in the Middle East. The decline also reflected the restoration of both Venezuelan and Nigerian crude oil production which further reduced demand for Middle Eastern OPEC oil supplies.

VLCC markets continue to benefit from the strength of China's economy which grew by 8.2% in the first half of 2003 versus the same period in 2002. Currently, the IEA forecasts China's crude oil imports will grow by 7.9% in 2003. OSG is a founding member of Tankers International ("TI") whose largest customer is the Chinese oil company Unipec. TI holds contracts of affreightment to move a large number of Unipec's cargoes from the Middle East and West Africa and is a major beneficiary of China's growing demand for oil.

The world VLCC fleet decreased during the second quarter from 433 vessels of 126.8 million dwt to 428 vessels of 125.0 million dwt as scrapping and sales for conversion exceeded newbuilding deliveries. With 14 VLCCs ordered during the quarter, however, the world orderbook rose to 76 vessels at the end of the quarter, representing 18.5% of the existing VLCC fleet.

Aframax Sector

Rates for Aframaxes operating in the Caribbean trades during the second quarter of 2003 averaged $30,600 per day, lower than the $41,200 per day in the first quarter, but significantly higher than the $17,800 per day in the corresponding quarter of 2002. The gradual return of Venezuelan exports towards the end of the first quarter of 2003 initially boosted freight rates, but rates subsided during the second quarter of 2003 as additional tonnage became available in the region. Spring maintenance in the North Sea and lower production in Indonesia also reduced demand for Aframax vessels during the quarter. With positive effect, however, FSU production grew by 2.0% to 10.1 mbd in the second quarter while seaborne exports from the FSU grew by 17.4% to 5.6 mbd in comparison with the first quarter when severe weather restricted seaborne exports. Aframaxes carry a significant share of FSU exports from the Baltic Sea and Black Sea.

During the quarter the Aframax International ("AI") pool of which OSG is a founding member, continued to earn a premium to the market while trading in the Atlantic Basin and the Mediterranean. The AI pool achieves superior vessel utilization through combination voyages and other operating efficiencies.

The world Aframax fleet increased marginally during the second quarter from 583 vessels of 56.6 million dwt to 587 vessels of 57.3 million dwt as newbuilding deliveries exceeded scrapping. At the end of the quarter, the world Aframax orderbook totaled 133 vessels or 14.4 million dwt, representing 25.1% of the existing Aframax fleet. The FSU's increasing market share of world crude oil exports and the accelerated phase out of single hull vessels expected as a result of the new EU rules, are likely to substantially moderate the effect on the market of this large orderbook.

Selected Operating Statistics

The following table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's principal foreign flag segments for the second quarter and first half of 2003 and the same periods of 2002:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
VLCC
Average Spot TCE Rate, excluding time charters	$ 49,091	$ 14,810	$ 51,741	$ 16,002
Number of Revenue Days, excluding time charters	1,109	899	2,070	1,636
Average TCE Rate	48,001	16,689	50,328	18,252
Number of Revenue Days	1,200	990	2,250	1,851

AFRAMAX
Average Spot TCE rate	28,203	18,371	30,617	17,270
Number of Revenue days	1,001	1,061	1,959	2,082

PRODUCT CARRIER
Average Spot TCE Rate, excluding time charters	20,046	11,095	18,286	12,077
Number of Revenue Days, excluding time charters	334	589	815	1,239
Average TCE Rate	17,660	11,560	16,701	12,243
Number of Revenue Days	546	728	1,225	1,412

Equity in Income of Joint Venture Vessels

In the quarter, OSG's equity in income of joint ventures increased by $6,800,000 to $8,142,000 from $1,342,000 in the equivalent period of 2002. Adjusted to reflect the Company's percentage interest, the VLCCs in joint ventures contributed $5,734,000 and 282 days while the Aframax in a joint venture contributed $813,000 and 45 days. In the first six months of 2003, equity in income of joint ventures increased to $20,157,000 from $3,287,000 in the equivalent period of 2002. The VLCCs contributed $15,529,000 and 639 days in this period while the Aframax contributed $1,854,000 and 90 days.

Financial Profile

With equity of $857 million as of June 30, 2003 and substantial liquidity, the Company believes its financial flexibility and strength distinguish OSG from most of its competitors. Now that the Company's fleet modernization program is essentially completed and paid for, the Company's strong cash flow, reflecting $90 million of annual depreciation, is available to reduce outstanding indebtedness. During the first half of 2003, OSG's outstanding long term debt declined by over $100 million to $876 million from $985 million. As a result the Company's adjusted debt-to-capital decreased to 42.7% from 49.5% at year end 2002. With one of the most modern VLCC and Aframax fleets in the industry, almost $700 million of liquidity and access to alternative sources of capital, the Company is unusually well positioned to take advantage of market opportunities as they present themselves.

OSG's Fleet

OSG is one of the largest tanker owners in the world and the leading U.S. based tanker company with customers that include many of the world's largest oil companies. Completing its current modernization program, OSG will take delivery of one Aframax in October 2003 and one in January 2004. At June 30, 2003, OSG's fleet comprised 54 vessels totaling 9,396,456 dwt, including 11 vessels owned by joint ventures or time chartered in and the two newbuildings on order. Adjusted for OSG's proportional ownership in joint venture vessels, the fleet totals 47.9 vessels totaling 7,684,098 dwt including the two newbuildings.

The following chart summarizes the Company's foreign and domestic flag fleets as of June 30, 2003:

	Number of Vessels		Dwt
Type	Total	By % Ownership	Total	By % Ownership
Foreign Flag Fleet:
VLCC:
100% owned	12	12.0	3,670,721	3,670,721
Owned jointly with others	8	3.0	2,357,648	876,935
Time Chartered in	2	1.4	605,756	422,650
Suezmax	1	1.0	147,501	147,501
Aframax:
100% owned	11	11.0	1,130,838	1,130,838
Owned jointly with others	1	0.5	97,078	48,539
Newbuildings on order	2	2.0	225,400	225,400
Product Carrier	6	6.0	287,934	287,934
Capesize Bulk Carrier	2	2.0	319,843	319,843

U.S. Flag Fleet:
Crude Tanker	4	4.0	398,664	398,664
Product Carrier	2	2.0	87,030	87,030
Bulk Carrier	2	2.0	51,902	51,902
Car Carrier	1	1.0	16,141	16,141
TOTAL	54	47.9	9,396,456	7,684,098

Summary Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30		June 30
($000)	2003	2002	2003	2002

Time Charter Equivalent Revenues	$ 120,297	$ 63,321	$ 241,427	$ 127,200
Running Expenses (including time charter hire and depreciation*)	49,448	47,588	97,466	94,086
General & Administrative	8,235	7,599	19,280	15,445
Total Ship Operating Expenses	57,683	55,187	116,746	109,531
Income from Vessel Operations (100% owned)	62,614	8,134	124,681	17,669
Equity in Income from Joint Ventures	8,142	1,342	20,157	3,287
Operating Income	70,756	9,476	144,838	20,956
Other Income	4,796	10,247	4,110	12,782
Income before Interest and Taxes	75,552	19,723	148,948	33,738
Interest Expense	15,412	13,868	28,565	26,814
Income before Taxes	60,140	5,855	120,386	6,924
Provision for Federal Income Taxes	18,300	2,185	34,311	2,510
Net Income	$ 41,840	$ 3,670	$ 86,075	$ 4,414

Basic Net Income Per Share	$1.21	$0.11	$2.50	$0.13
Diluted Net Income Per Share	$1.20	$0.11	$2.48	$0.13
Weighted Average Number of Shares (Basic)	34,533,000	34,405,000	34,495,000	34,359,000
Weighted Average Number of Shares (Diluted)	34,864,000	34,751,000	34,770,000	34,678,000

*

Depreciation and amortization was $22,208,000 for the three months ended June 30, 2003 and $42,656,000 for the six months ended June 30, 2003, compared with $19,758,000 and $38,618,000 for the corresponding periods in 2002.

Summary Consolidated Balance Sheets

($000)	June 30, 2003	December 31, 2002
Cash and Marketable Securities	$83,395	$65,740
Other Current Assets	61,573	57,647
Capital Construction Fund	239,235	231,072
Vessels, including Capital Leases	1,444,272	1,416,774
Investments in Joint Ventures	111,944	168,315
Other Assets	94,616	95,294
Total Assets	$ 2,035,035	$ 2,034,842

Current Liabilities	$74,767	$46,247
Long-term Debt and Capital Leases	876,508	985,035
Other Liabilities	226,456	219,411
Shareholders' Equity	857,304	784,149
	$ 2,035,035	$ 2,034,842

Klaus E. Oldendorff

OSG notes with sorrow the untimely death earlier this year of Klaus Oldendorff, a highly respected member of the international shipping community. His company, Reederei "Nord" Klaus E. Oldendorff, is a founding member of the TI pool and is also a participant in AI. While the Oldendorff organization continues to play a vital role in each of these pools Klaus Oldendorff's presence, wise counsel and friendship will be sorely missed.

Outlook

Tanker markets, which began the year at unusually high levels, remained strong throughout most of the second quarter, even as tensions in the Middle East and in certain other key oil producing countries were reduced, and the compelling need in major consuming countries to restock depleted inventories lessened. As expected, markets have weakened over the past few weeks in line with normal seasonal patterns. However, recent indications of a resumption of modest economic growth in the U.S. economy and possibly in Europe, and continued growth in China, suggest favorable prospects for the second half of the year, particularly when more positive seasonal trends come into play in the fall.

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The Company plans to host a conference call at 11:00 AM EST on August 7, 2003 to discuss results for the quarter. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (800) 634-1570 within the United States, and (212) 346-6474 for international calls. A recording of the call will be available for one week at (800) 633-8284 if dialed from within the U.S., and at (402) 977-9140 for international calls; the reservation number is 21157153.

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This release contains forward-looking statements regarding prospects for the Company's business, including the outlook for tanker markets, forecasts of world economic growth and growth in oil demand, prospects for certain strategic alliances, anticipated levels of scrapping of older tonnage, and schedules of newbuilding orders. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.